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                         October 24, 2022

       Amy Weaver
       Chief Financial Officer
       Salesforce, Inc.
       Salesforce Tower
       415 Mission Street, 3rd Fl
       San Francisco, California 94105

                                                        Re: Salesforce, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2022
                                                            File No. 001-32224

       Dear Amy Weaver:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program